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                        Palm, Inc. OEM Partner Agreement
                              Territory: Worldwide

This Palm, Inc. OEM Partner Agreement ("Agreement"), effective as of the 5th day of October 2000, by and between Palm, Inc. ("Palm"), a Delaware corporation, having a place of business at 5470 Great America Parkway, Santa Clara, California 95052 and PTN Media, Inc., licensee of Cloudy Productions f/s/o Claudia Schiffer("OEM Partner"), a Delaware corporation having a place of business at 455 East Eisenhower Place, #15, Ann Arbor, Michigan, 48108.

1. Distribution Rights. During the term of the Agreement, OEM Partner shall have a non-transferable right to sell, license, lease, rent and otherwise distribute the Palm products purchased under this Agreement ("Products") only through OEM Partner's web site, only to end users, and only in the Territory.

         1.2 Branding. OEM Partner will ensure that all-branding requirements for the Products specified in Exhibit A are complied with. Exhibit A shall specify which Products will be (1) branded with OEM Partner's name alone, (2) branded with Palm's name alone or (3) co-branded. All Products shall bear OEM Partner's name unless otherwise specified in the Schedule.

         1.3 Transshipping. Transshipping is the sale of product from one OEM Partner to another for the purpose of resale by the purchaser. OEM Partner is expressly prohibited from transshipping the products to another reseller unless written permission to do so is obtained from a Palm Sales Director level or above.

2. No License. No rights to manufacture, duplicate or otherwise copy or reproduce any Products are granted by this Agreement.

3. Term. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year. The Agreement may be extended for an additional one (1) year period, provided it is agreed upon in writing by both parties least sixty (60) days prior to the expiration of the Agreement.

4. Prices and Price Changes. Products shall be sold to OEM Partner at the prices established in Exhibit A -- Product Description and Pricing Schedule. All prices are in U.S. dollars. OEM Partner is free to set its own prices for resale. Palm may unilaterally change its prices from time-to-time by providing advance written notice to OEM Partner.

5. Purchase Orders. OEM Partner agrees to submit a non-cancelable, binding purchase order with a specified twelve (12) week lead time. Orders shall be subject to written acceptance by Palm and delivery schedules established in accordance with Product availability and OEM Partner's credit status. OEM Partner may place orders for Products by faxing or sending by electronic mail (e-mail) purchase orders to the appropriate order entry location as specified by Palm from time to time in writing or by electronic data interchange ("EDI") transmission referencing this Agreement (if an EDI agreement has been executed by the parties) and stating the Palm Product number, quantity, applicable price, requested delivery date, bill to and ship to addresses, special shipping instructions (if any), partial/no partials allowed, and any special order handling instructions. Although OEM Partner may use its standard purchase order and other forms, and Palm may use its standard order acknowledgement and invoice and other forms, the terms and conditions of this Agreement will prevail over OEM Partner's and Palm's forms and any inconsistent, conflicting or different terms in such forms will be of no effect. Palm may decline to make shipments to OEM Partner if OEM Partner is delinquent in making payments to Palm or is otherwise in breach of this Agreement.

6. Delivery. Palm will use commercially reasonable efforts to ship in accordance with OEM Partner's scheduling requests, but shall not be liable for any delay in shipment. Palm Products shall be shipped F.O.B: Origin OEM Partner's location within the United States. Palm selects the carrier and pays freight and insurance charges. Insurance is purchased based upon the value of the Products being shipped. Title and risk of loss shall pass to OEM Partner upon delivery to the first common carrier at Palm's shipping docks. Palm will place tracers and file claims relating to any lost or damaged goods on OEM Partner's behalf.


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         6.1 Shipping Dates. Palm may ship before the scheduled shipment date, but not to arrive earlier than OEM Partner's requested delivery date. Palm will promptly notify OEM Partner if any order or part of an order cannot be filled or if there will be any delays in delivery. Palm will use all reasonable efforts to ship on indicated dates but will not be liable for failure to do so. If Palm fails to ship on the scheduled ship date, OEM Partner may reschedule without charge.

7. Payment. Payment terms are net thirty (30) days from the date of invoice, which is the date of shipment. OEM Partner must give Palm written notice of any discrepancies among the purchase order, the invoice, and the Products received, within thirty (30) days after receipt of the Products or the invoice, whichever occurs later. Payment is not conditioned upon the Products meeting any acceptance testing procedures OEM Partner may have. If there is any dispute as to a part of a shipment, OEM Partner will pay for the undisputed part of that shipment. OEM Partner may not deduct any debit memos from payment(s) made to Palm on outstanding invoice(s), without prior written approval from the Palm Credit and Collections Department. Payments should be submitted to the appropriate address as stated on the invoice.

8. Credit. Credit limits and payment terms decisions are made, at Palm's sole discretion, by an analysis of OEM Partner's current and historical financial information, bank references, trade references, payment practices, OEM Partner's business plan, etc. To facilitate Palm's determination of credit limits and payment terms, OEM Partner may be required to provide current financial information to Palm if so requested, unless such information is readily available from public sources. Palm may withdraw credit upon notice to OEM Partner in the event Palm determines, in its sole discretion, that such credit would create an unreasonable credit risk.

9. Interest. Palm reserves the right to charge OEM Partner interest on any delinquent balance. This interest is computed on a daily basis for each day that the payment is delinquent, at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by law.

10. Taxes and Duties.

OEM Partner is responsible for all taxes imposed in connection with the sale to OEM Partner of Palm Products or services or which Palm may incur in respect of this Agreement (except taxes imposed on Palm's income) including all sales, use, value added, gross receipts or other taxes of any nature and any penalties, interest and collection or withholding costs associated with any of the foregoing items. All such amounts are in addition to other amounts payable hereunder and this obligation shall survive termination or expiration of this Agreement. OEM Partner may provide Palm with a tax exemption certificate acceptable to the taxing authorities in lieu of paying such taxes; however, OEM Partner shall reimburse Palm for any fines, penalties, taxes, and other charges, including expenses incurred by Palm, due to OEM Partner's submission of invalid information.

11. OEM Partner Requested Changes. If OEM Partner requests a change in a Product specification, including any aspect of the Product packaging, Palm reserves the right to assess a charge equal to the actual cost incurred as a result of such change in order for the OEM Partner-requested change to be implemented. Approval of such a change request shall be within the sole discretion of Palm. Palm has agreed to make those OEM Partner requested changes as stated in Exhibit B attached hereto and incorporated herein by reference. Payments of the assessed charge shall be made pursuant to Section 7 of this Agreement.

12. Minimum Advertised Price (MAP). OEM Partner must comply with Palm's Unilateral Minimum Advertised Price (MAP) policy for the underlying Palm product, as described in Palm's ResellerPro program.

13. Dead- or Defective-on-Arrival (DOA) Returns. In the event a Product completely fails to function or exhibits a defect in materials or workmanship within the first forty-eight (48) hours of use but no later than thirty (30) days after the end user's purchase from OEM Partner, it will be considered dead- or defective-on-arrival (DOA) and may be returned for credit. All DOA returns must be pre-approved by Palm and must be accompanied by a Return Material Authorization (RMA) number, obtained in accordance with the procedures stated in the current Palm Policies and Business Practices document. OEM Partner will pay freight on all Products returned to Palm.


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14. Warranty. Palm does not provide any warranty to OEM Partner. THE WARRANTIES
OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, CORRESPONDENCE WITH DESCRIPTION, AND NON-INFRINGEMENT, ARE EXPRESSLY DISCLAIMED. The current standard Palm End User Limited Warranty is incorporated herein by reference. This End User Limited Warranty is subject to change without notice, and the warranty that applies to a particular Product is the one packaged with that Product.

15. Patent and Copyright Indemnity.

         15.1 OEM Partner acknowledges Palm's representation that all Intellectual Property Rights throughout the world are vested in Palm absolutely, and acknowledges that OEM Partner has no right, title or interest in any Intellectual Property Rights. "Intellectual Property Rights" means any of Palms patents, trademarks, trade names, inventions, copyrights, design rights, know-how or trade secrets and any other intellectual property rights existing in the Territory or elsewhere, relating to the origin, design, manufacture, programming, operation or service of Products.

         15.2 Palm shall, at its own expense, defend or settle any suit or proceeding that is instituted against OEM Partner to the extent such suit or proceeding alleges that any Product sold by Palm hereunder infringes any duly issued patent or copyright of the United States and shall pay all damages awarded therein against OEM Partner or agreed upon in settlement by Palm; Provided that OEM Partner (i) gives Palm immediate notice in writing of any such suit, proceeding or threat thereof, (ii) permits Palm sole control, through counsel of Palm's choice, to defend and/or settle such suit and (iii) gives Palm all the needed information, assistance and authority, at Palm's expense, to enable Palm to defend or settle such suit.

         15.3 The above provision shall not apply to and Palm shall have no liability or obligation for any infringement arising from: (i) any modification, servicing or addition made to the Product by anyone other than Palm, (ii) the use of such Product as a part of or in combination with any devices, parts or software not provided by Palm, (iii) compliance with OEM Partner's design requirements or specifications, (iv) the use of other than the then current unaltered release of the software Product available from Palm or (v) the use of such Product to practice any method or process which does not occur wholly within the Product. The above exclusions apply to the extent that the infringement would have been avoided but for such modifications, combinations, compliance with specifications, use of other than the current release or practice of such method or process.

         15.4 In the event the use or sale of any Product purchased from Palm is enjoined, or in the event Palm wishes to minimize its potential liability hereunder, Palm may, at its sole option and expense: (i) procure for OEM Partner the right to use or sell such Product; (ii) substitute a functionally equivalent, non-infringing unit of the Product; (iii) modify such Product so that it no longer infringes but is substantially equivalent in functionality, or
(iv) if none of the foregoing are commercially feasible, take back such Product and refund the purchase price paid by OEM Partner for such Product depreciated over a five (5) year period using the straight line method. Palm shall in no event be obligated to accept new orders for Products which are subject to a claim of infringement coveted under this section.

         15.5 THIS SECTION STATES PALM COMPUTING'S TOTAL RESPONSIBILITY AND LIABILITY, AND OEM PARTNER'S SOLE REMEDY, FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT FOR ANY PRODUCTS DELIVERED HEREUNDER OR ANY PART THEREOF AND IS IN LIEU OF AND REPLACES ANY AND ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES OR CONDITIONS REGARDING INFR1NGEMENT.

16. Mutual General Indemnity. Each party shall indemnify and defend the other party against all claims, suits, losses, expenses, and liabilities (including the indemnified party's reasonable attorney's fees) for personal injury, death, and tangible property damage made against the indemnified party as a result of the negligence, intentional wrongful acts, omissions where there is a duty to act, or misrepresentations of the indemnitor or any person for whose actions the indemnitor is legally liable. This indemnity is conditioned upon the indemnified party (i) giving the indemnitor prompt notice in writing of such claim, suit, proceeding or threat thereof, (ii) giving the indemnitor sole control, through counsel of its choice, to defend and/or settle such suit and (iii) giving the indemnitor all the needed information, assistance and authority, at the indemnitor's expense, to enable the indemmitor to defend or settle such suit.


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OEM Partner shall be solely responsible for any claims, warranties or representations made by OEM Partner or its employees or agents which differ from the warranty provided by Palm in the limited warranty included in the packaging of each Product sold or licensed hereunder, or which differ from written documentation provided by Palm.

17. Limitation of Liability. IN NO EVENT, REGARDLESS OF THEORY, SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, LOSS OF DATA OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE SALE, INSTALLATION, USE, PERFORMANCE, FAILURE OR INTERRUPTION OF THE PRODUCTS OR SERVICES PROVIDED HEREUNDER. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY'S MAXIMUM LIABILITY TO THE OTHER PARTY HEREUNDER SHALL NOT EXCEED THE PURCHASE PRICE OF THE PRODUCTS OR SERVICES PURCHASED OR LICENSED DURING THE TERM OF THIS AGREEMENT. IN THE CASE OF DAMAGES DUE BY OEM PARTNER TO PALM, THE FOREGOING AMOUNT SHALL BE IN ADDITION TO THE PAYMENTS DUE BY OEM PARTNER TO PALM UNDER SECTION 7-PAYMENT. THIS DISCLAIMER OF LIABILITY WILL NOT BE AFFECTED 1F ANY REMEDY PROVIDED HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

18. Confidentiality. During the course of this Agreement, each party may disclose to the other certain proprietary or confidential information, which shall be received in confidence and not revealed to third parties or applied to uses other than recipient's performance of its obligations hereunder, as specified in greater detail in the current Palm, Inc. Mutual Nondisclosure Agreement in place between Palm and OEM Partner, the term of which is hereby extended to be co-terminous with this Agreement.

Neither party shall disclose, advertise or publish the terms or conditions of this Agreement without the prior written consent of the other party.

19. Trademarks.

         19.1 "Palm Trademarks" means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by Palm or any of its subsidiaries or affiliate companies anywhere in the world.

         19.2 OEM Partner acknowledges that all Palm Trademarks are vested in Palm absolutely. Palm authorizes OEM Partner to use the Palm name or Palm Trademarks associated with the Products and services which OEM Partner is authorized to sell or license within the Territory in the normal course of business during the term of this Agreement for the sole purpose of the sale and distribution of Products and services hereunder. OEM Partner shall comply with Palm's then current trademark usage and style guidelines when using the Palm Trademarks. OEM Partner shall not use Palm Trademarks for any other purpose and only in such manner as to preserve all rights of Palm. When using Palm Trademarks, OEM Partner must indicate that Palm is the owner of the Palm Trademark(s) and that OEM Partner is using the Palm Trademarks with permission from and on behalf of Palm. OEM Partner acquires no right to Palm Trademarks by its use.

         19.3 OEM Partner shall not remove, alter or modify the serial or identification numbers, labels, Palm Trademarks or other trade-identifying symbols from Products sold or licensed by Palm under this Agreement. OEM Partner shall provide all reasonable assistance, including execution of documents as requested by Palm to protect its trademark rights in the Territory.

         19.4 Palm shall have the sole and exclusive right to bring legal action in the Territory for infringement with respect to Palm Trademarks. OEM Partner shall assist Palm in such legal proceedings. OEM Partner shall notify Palm promptly of any known infringements of Palm Trademarks.

         19.5 Some of the Products may contain patent markings. OEM Partner will not remove, alter, obfuscate or otherwise cause any such markings to become ineffective under applicable patent laws.



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20. Termination.

         20.1 Termination for Cause. Either party may terminate this Agreement at any time upon written notice if the other party (i) is in material breach of its obligations hereunder and fails to cure such breach within thirty (30) days following written notice of such breach, or (ii) becomes insolvent or files or has filed against it a petition under bankruptcy or insolvency law which remains undismissed after ninety (90) days, makes an assignment for the benefit of creditors or takes any similar action under applicable bankruptcy or insolvency law.

         20.2 Termination for Convenience. Either party may terminate this Agreement, without cause, on sixty (60) days' written notice.

         20.3. Obligations upon Expiration or Termination. On expiration or termination of this Agreement, Palm may cancel any or all unfilled orders. Any orders which are not canceled will be fulfilled per the terms of the Agreement. Upon expiration or termination, each party shall return to the other any materials of the other, including without limitation all Confidential Information. Termination or expiration shall not relieve either party of the obligation to pay any sums due hereunder. Other obligations which shall survive for a period of five (5) years from the termination of expiration of this Agreement include: indemnities and limitation of liability. Obligation regarding export control regulations and U.S. government end users shall survive indefinitely. The warranty and confidentiality provisions shall remain in effect for their stated durations. Neither party shall be liable to the other for any damages, expenditures, loss of profits or prospective profits or goodwill on account of the termination or expiration of this Agreement pursuant to its terms. OEM Partner expressly waives any and all rights provided by law or statute for any indemnity or compensation from Palm by reason of termination or non-renewal of this Agreement.

21. Export Law Regulations: OEM Partner will not export or re-export the Products purchased under this Agreement or their accompanying documentation (or any copies thereof) in violation of any applicable laws or regulations of the United States or in the country in which OEM Partner obtained them. OEM Partner agrees to comply with the U.S. Export/Re-Export Requirements. The purchase will be allowed only if it is in full compliance with U.S. law.

22. General.

         22.1 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other, except that Palm may assign its rights and obligations hereunder to any subsidiary or affiliate or in connection with a merger or other business combination in which it is not the surviving entity. Any attempted assignment in violation of this provision shall be null and void.

         22.2 Notices. Notices shall be given in writing to the address stated at the beginning of this Agreement, or to such other address as shall be given by either party to the other in writing. Notices regarding price changes, discount category changes, product discontinuance, product changes, and logistics center changes may be made via e-mail or fax to the person(s) specified by OEM Partner from time to time. Any notice involving non-performance, termination, or renewal shall be sent by recognized overnight courier or by certified mail, return receipt requested. All other notices may be sent by (i) recognized overnight courier or (ii) by fax or e-mail and confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         22.3 Entire Agreement. This Agreement is intended to as the complete, final and exclusive statement of the terms of the agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof. This Agreement may not be modified except in a writing executed by both parties.

         22.4 Force Majeure. Neither party shall be liable to the other for any alleged loss or damage resulting from any delay of performance caused by acts of the other, acts of civil or military authority, governmental priorities, earthquake, fire, flood, epidemic, quarantine, energy crisis, strike, labor trouble, war, riot, accident, shortage, delay in transportation, or any other causes beyond the reasonable control of the delayed party.



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         22.5 Waiver; Severability. Any waiver of a default in performance hereunder shall be deemed a waiver of the particular instance only and shall not be deemed a consent to any continuing default. The exercise of any right or remedy provided in the Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity. If any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties and the remaining provisions shall in no way be affected thereby.

         22.6 Attorney's Fees. In any action to enforce this Agreement the prevailing party shall be awarded all court costs and reasonable legal fees incurred. Additionally, attorney's fees incurred in enforcing any judgment are recoverable as a separate item, and this paragraph regarding post-judgment attorney's fees shall be severable from the other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into any judgment.

         22.7 Relationship of Parties. The parties hereto are independent contractors and shall not be deemed to be partners, joint venturers or agents of the other.

         22.8 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING ITS CONFLICT OF LAW RULES. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all disputes between the parties.

23. List of Exhibits.
Exhibit A - Product Description and Pricing Schedule
Exhibit B - Non-Recurring Engineering Costs

The parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date(s) shown below.


Palm, Inc.                              OEM Partner:      PTN Media, Inc.
                                                    --------------------------
Signature  /s/ [illegible]              Signature  /s/ [illegible]
         -----------------------------           -----------------------------

Printed    VP Sales & Service           Printed    [illegible]
         -----------------------------           -----------------------------
Title      [illegible]                  Title      President
         -----------------------------           -----------------------------
Date       October 5, 2000              Date       October 2, 2000
         -----------------------------           -----------------------------

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                        Palm, Inc. OEM Partner Agreement

                            OEM Partner Information


OEM Partner Name:       PTN Media. Inc,
                        -------------------------------------------------------

Address:                45 East Eisenhower Place
                        -------------------------------------------------------

                        #15
                        -------------------------------------------------------

                        Ann Arbor, Michigan 48108
                        -------------------------------------------------------

Type of entity:         corporation
                        -------------------------------------------------------
                        (e.g. corporation, limited partnership, general partnership, sole proprietorship, etc)

State of Incorporation: Delaware
                        -------------------------------------------------------

Contact Name:           Peter Klamka
                        -------------------------------------------------------

Telephone Number:       734-327-0610
                        -------------------------------------------------------

Fax Number:             734-327-0563
                        -------------------------------------------------------

Contact Email Address   peterk@claudiaschiffer.com
                        -------------------------------------------------------

Palm, Inc.
Sales Contacts Administration
5470 Great America Parkway
Santa Clara, California 95052

Main Telephone: (408) 326-9000
Main Fax:       (408) 326-9001



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                    Exhibit A to Palm OEM Partner Agreement

                        Product Description and Pricing

DESCRIPTION:

International English Palm Vx units, customized for OEM Partner pursuant to Exhibit B - Non-Recurring Engineering Costs.

COST:
$319.20 per unit

PACKAGING:

Standard Palm Vx box with standard Palm collateral. OEM Partner to design and produce, with Palm's approval, a custom sleeve for the box. OEM Partner will also produce and provide the following items for inclusion in the box:

    o Certificate of authenticity reflecting Claudia Schiffer's approval of the device.

    o Software CD described below. OEM Partner will reproduce the CD containing the software for inclusion in the box.

    o    Accessory brochure, to be provided by OEM Partner.

SOFTWARE CD:
OEM Partner will identify at least three (3) software programs to be offered with the Product via a CD included in the product package. The exact developers will be identified by OEM Partner and agreed to by Palm. The software programs must be compatible with the Palm Vx product. OEM Partner will conclude agreements with the software owners that will include the provision of customer support for such software by the owners, or an identified third party (not
Palm). The package and CD will clearly indicate who will provide customer support.

SERVICE & SUPPORT:
Palm will provide after-sales service and support for the Product, and shall provide the warranty directly to the end user pursuant to Section 14 - Warranty. Palm will not provide service and support for the software in-box CD containing add-on software.

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                    Exhibit B to Palm OEM Partner Agreement

                        Non-Recurring Engineering Costs

The Non-Recurring Engineering (NRE) and Development Costs for this new SKU (project) are estimated to be thirteen thousand five hundred dollars ($13,500.00). The total charges are inclusive of the following services:

1) Custom Color Housing
This includes changing housing to metallic aqua color.

2) Pad Printing
This includes Claudia Schiffer's signature pad printed on the unit in the upper right corner and Palm's logo in the upper left corner.

Total Estimate for NRE and One-Time Development Costs = $13,500.00

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